Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE
CONTACT: CHARLES J. KESZLER (972) 770-6495 Fax: (972) 770-6411

LONE STAR TECHNOLOGIES COMPLETES

WHEELING MACHINE PRODUCTS ACQUISITION

Dallas, TX, September 30, 2002 — Lone Star Technologies, Inc. (“Lone Star”) (NYSE: LSS) today announced that it has completed its previously announced acquisition of Wheeling Machine Products, Inc. and Wheeling Machine Products of Texas, Inc. (“Wheeling”), collectively one of the largest domestic suppliers of couplings used to connect individual sections of oilfield casing and tubing.  Wheeling’s production assets were acquired for $21.2 million in cash.  An additional payment was also made for Wheeling’s estimated net working capital which, pending final audits, is anticipated to be approximately $17.1 million.  Wheeling, which has manufacturing facilities in Pine Bluff, Arkansas, Hughes Springs, Texas and Houston, Texas, has been the primary supplier of most of Lone Star’s coupling requirements.  The transaction is expected to be immediately accretive to Lone Star’s earnings per share.

Rhys J. Best, Chairman, President and Chief Executive Officer of Lone Star, stated,  “Wheeling has been manufacturing quality products and providing unparalleled customer support for more than 80 years.  We are very pleased to welcome their employees to our company, and we look forward to drawing on their experience and expertise to enhance the products and services we offer our combined customer base.  Over time, we also intend to make strategic capital investments to expand Wheeling’s production capacity and product manufacturing capabilities.”

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks.  There is no assurance that the estimates and expectations in this release will be realized.  Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001.  Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.